WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570)-286-3636	January 28, 2004
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS REPORTS 4th QUARTER SALES INCREASE
     (Sunbury, PA) – Weis Markets, Inc. (NYSE: WMK) today said its fourth quarter sales increased 2.7% to $520.8 million and comparable store sales were up 3.1%.

Fourth quarter basic and diluted earnings per share totaled $.52 per share compared to $.59 for the same period in 2002. Net income for the thirteen-week period ending December 27, 2003, totaled $14.1 million compared to $16.0 million for the same period a year ago.

"Despite continued consumer caution due to an uncertain economy in many of our markets, Weis Markets' sales and comparable store sales were up in the fourth quarter as a result of our sustained promotional activity in key markets," said Norman S. Rich, Weis Markets' President and CEO. "In the fourth quarter, we saw increased perishable department sales and competed effectively for center store sales in a market affected by store opening activity and cross-channel competition."

The Company maintains self-insurance programs for the majority of its associate health care benefits and workers compensation claims. The Company's operating income was affected by an unanticipated $5.6 million increase in employee and business insurance costs due to several large cases.

For the 52-week period ending December 27, 2003, Weis Markets' sales increased 2.2% to $2.04 billion and its comparable store sales were up 2.7%.

For the year, Weis Markets' basic and diluted earnings per share were $2.01 per share compared to $2.17 in 2002. Year to date net income totaled $54.6 million compared to $59.1 million in 2002.

Founded in 1912, Weis Markets operates 158 stores in six Mid-Atlantic States: Pennsylvania, Maryland, New Jersey, New York, Virginia and West Virginia. It also owns and operates 33 pet supply superstores in eleven states under the SuperPetz banner.

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In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc. and Subsidiaries
COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS
Fourth Quarter - 2003
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	Dec. 27, 2003	Dec. 28, 2002	(Decrease)
Net Sales	$520,757,000	$507,185,000	2.7%
Income Before Taxes	22,672,000	25,783,000	(12.1%)
Provision for Income Taxes	8,523,000	9,810,000	(13.1%)
Net Income	$14,149,000	$15,973,000	(11.4%)

Weighted-Average
Shares Outstanding	27,165,000	27,193,000	(28,000)
Basic and Diluted
Earnings Per Share	$0.52	$0.59	($0.07)

	52 Week	52 Week
	Period Ended	Period Ended	Increase
	Dec. 27, 2003	Dec. 28, 2002	(Decrease)
Net Sales	$2,042,499,000	$1,999,364,000	2.2%
Income Before Taxes	88,204,000	94,686,000	(6.8%)
Provision for Income Taxes	33,628,000	35,537,000	(5.4%)
Net Income	$54,576,000	$59,149,000	(7.7%)

Weighted-Average
Shares Outstanding	27,186,000	27,201,000	(15,000)
Basic and Diluted
Earnings Per Share	$2.01	$2.17	($0.16)